Exhibit 23.10

Consultant Consent Letter- AM Mines Canada

BBA Inc.

2020 Robert-Bourassa Blvd, Suite 300

Montréal, QC H3A 2A5

Canada

Dear Sirs/Mesdames:

RE: United States Securities and Exchange Commission reporting of 2020 Mineral Reserves

I hereby consent to:

a.	BBA Inc. being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2020 (the "2020 20-F") as having conducted a review of the overall work performed by SRK Consulting (Canada) Inc., completed further detailed design work, and confirmed increased 2019 iron ore mineral reserves on ArcelorMittal's properties in Canada (AMMC), which were used as a base for 2020 iron ore mineral estimates, and

b.	the incorporation by reference of the 2020 20-F into this Registration Statement on Form F-3.

For and on behalf of consulting engineering firm BBA Inc.

/s/ Jeffrey Cassoff

Jeffrey Cassoff

Team Leader – Mining Engineering

Date: April 13, 2021